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                                                                   Exhibit 23(a)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------

        We have issued our reports dated April 13, 1999 accompanying the consolidated financial statements of G-III Apparel Group, Ltd. and subsidiaries appearing in the 1999 Annual Report of G-III Apparel Group, Ltd. to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended January 31, 1999 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Interests of Named Experts and Counsel."

/s/ Grant Thornton LLP
Grant Thornton LLP

New York, New York
June 17, 1999